Exhibit 99.2

DJO Finance LLC

Unaudited Segment Information

In the first quarter of 2013, we reassigned certain product lines between our Bracing and Vascular and Recovery Sciences segments and revised the way we allocate costs among all of our segments. Segment information for all periods presented has been restated to reflect these changes. Our restated segments are as follows (in thousands):

	Year Ended		Three Months Ended
	Dec. 31, 2011	Dec. 31, 2012	March 31, 2012	June 30, 2012	Sept. 29, 2012	Dec. 31, 2012
Net sales:
Bracing and Vascular	$388,860	$444,444	105,844	$113,394	$111,951	$113,255
Recovery Sciences	341,667	331,461	83,710	84,025	80,167	83,559
Surgical Implant	64,944	72,980	17,880	18,093	17,197	19,810
International	279,299	280,535	71,513	70,465	64,671	73,886

	$1,074,770	$1,129,420	$278,947	$285,977	$273,986	$290,510

Gross profit:
Bracing and Vascular	$203,908	$229,430	$55,190	$58,214	$58,151	$57,875
Recovery Sciences	258,229	249,825	62,789	63,160	60,811	63,065
Surgical Implant	46,860	54,658	13,658	13,530	12,670	14,800
International	161,142	155,266	39,896	39,985	34,815	40,570
Expenses not allocated to segments and eliminations	(13,507)	(3,679)	(821)	(714)	(758)	(1,386)

	$656,632	$685,500	$170,712	$174,175	$165,689	$174,924

Operating (loss) income:
Bracing and Vascular	$75,607	$87,694	$20,296	$22,849	$22,667	$21,882
Recovery Sciences	92,882	90,353	20,246	22,861	22,551	24,695
Surgical Implant	4,323	6,747	1,736	1,577	492	2,942
International	57,501	54,442	14,946	14,048	10,656	14,792
Expenses not allocated to segments and eliminations	(322,578)	(146,318)	(35,355)	(32,974)	(33,837)	(44,152)

	$(92,265)	$92,918	$21,869	$28,361	$22,529	$20,159

A description of the operations included within each segment is as follows:

Bracing and Vascular Segment

Our Bracing and Vascular segment, which generates its revenues in the United States, offers our rigid knee bracing products, orthopedic soft goods, cold therapy products, vascular systems, therapeutic footwear for the diabetes care market and compression therapy products, primarily under our DonJoy, ProCare, Aircast, Dr. Comfort, Bell-Horn, and Exos brands. This segment also includes our OfficeCare business, through which we maintain an inventory of soft goods and other products at healthcare facilities, primarily orthopedic practices, for immediate distribution to patients. The Bracing and Vascular segment primarily sells its products to orthopedic and sports medicine professionals, hospitals, podiatry practices, orthotic and prosthetic centers, home medical equipment providers and independent pharmacies.

Recovery Sciences Segment

Our Recovery Sciences segment, which generates its revenues in the United States, is divided into four main businesses:

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Empi. Our Empi business unit offers our home electrotherapy, iontophoresis, and home traction products. We primarily sell these products directly to patients or to physical therapy clinics. For products sold to patients, we arrange billing to the patients and their third party payors.

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CMF. Our CMF business unit sells our bone growth stimulation products. We sell these products either directly to patients or to independent distributors. For products sold to patients, we arrange billing to the patients and their third party payors.

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Chattanooga. Our Chattanooga business unit offers products in the clinical rehabilitation market in the category of clinical electrotherapy devices, clinical traction devices, and other clinical products and supplies such as treatment tables, continuous passive motion (CPM) devices and dry heat therapy.

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Athlete Direct. Our Athlete Direct business unit offers consumers ranging from fitness enthusiasts to competitive athletes our Compex electrostimulation device, which is used in athletic training programs to aid muscle development and to accelerate muscle recovery after training sessions.

Surgical Implant Segment

Our Surgical Implant segment, which generates its revenues in the United States, develops, manufactures and markets a wide variety of knee, hip and shoulder implant products that serve the orthopedic reconstructive joint implant market.

International Segment

Our International segment, which generates most of its revenues in Europe, sells all of our products and certain third party products through a combination of direct sales representatives and independent distributors.

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